Exhibit 10.2

CONSULTING AGREEMENT and Mutual RELEASE AND WAIVER OF ALL CLAIMS

This Consulting Agreement and Mutual Release and Waiver of All Claims (this "Agreement") is entered into by James Segreto ("Employee") and SPAR Group, Inc., a Delaware corporation ("SGRP" or the "Corporation") and is dated and effective as of August 7, 2020 (the "Effective Date") Together, the Employee and SGRP may be referred to collectively as the "Parties" and the term "Party" may refer to any and each of them. Additionally, SGRP and all of its domestic and foreign subsidiaries will be referred to collectively as "SPAR Group" or the "Company". For clarity, SPAR Group and the Company include both SGRP and each direct or indirect subsidiary of SGRP at the applicable time. The subsidiaries of SGRP include those listed at the relevant time in Exhibit 21.1 to SGRP's most recent Annual Report on Form 10-K as filed with the SEC, a copy of which can be viewed at the Corporation's website (www.sparinc.com) under the tab/ sub-tab of Investor Relations/SEC Filings.

Background Information

The Employee has been employed as the Chief Financial Officer, Secretary and Treasurer of SGRP, executive, officer, employee and/or agent of SGRP and certain domestic and foreign subsidiaries of SGRP.

On July 15, 2020, the Employee gave notice that he was retiring from all of his positions (whether as an executive, officer, employee and/or agent or otherwise), as well as all of his employment, with SPAR Group, effective as of August 7, 2020, upon which retirement effective date (the "Separation Date"), the Employee ceased to be employed or engaged in any capacity by SPAR Group and ceased to be an executive, officer, employee and/or agent of each and every SPAR Group company, as applicable, without however, affecting any of the Continuing Payments (as hereinafter defined) or other Excluded Claims.

The Employee and SPAR Group desire to enter into this Agreement to provide for the Continuing Payments, provide for certain possible consulting services to the Company, except for the Continuing Payments and other Excluded Claims, to fully and mutually settle and resolve all possible matters and claims between them, and to adopt various provisions pertaining to the interpretation, enforcement and governance of this Agreement and other aspects of the engagement pursuant to the following terms, provisions and conditions.

Agreement

NOW, THEREFORE, in consideration of the foregoing, the mutual releases, promises, representations, covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Parties hereto, intending to be legally bound, agree as follows:

1.       Engagement, Duties and Term.

(a)     Upon the terms and provisions and subject to the conditions set forth in this Agreement, the Company hereby engages the Consultant to provide consulting services to support and assist the Corporation's new Chief Financial Officer and General Counsel and the transition to the new Chief Financial Officer and other services mutually agreed upon, which services of the Consultant shall include (without limitation) such specific tasks and duties as from time to time are assigned to the Consultant by the management of the Company or its General Counsel and their authorized representative and accepted by the Consultant in his sole discretion. The Consultant shall diligently and faithfully perform all such assigned and accepted services, tasks and duties under the supervision and responsibility of management and the Consultant's other duties and obligations under this Agreement and the directions of any authorized representative (as and to the extent accepted by the Consultant in its sole discretion, collectively, the "Services"), in each case in accordance with all applicable Law, to the best of the Consultant's ability, and with the highest professional standards and integrity. The Consultant shall act (in performance of the Services) at all times in the best interests of the Company. However, the Company has and shall retain exclusive responsibility and liability for all its accruals, financial statements and SEC reports irrespective of the Consultant's assistance.

(b)     The term of engagement under this Agreement shall begin on August 8, 2020 and shall continue through December 31, 2020 (the "Consulting Term"). The scheduled expiration of the Consulting Term may be extended for such period on such terms and conditions as the Parties hereto mutually agree in writing from time to time. Either Party may terminate the Consulting Term at any time on fifteen (15) days written notice. This Agreement is not intended, and shall not be construed to create any future engagement or retention term or period following scheduled expiration or earlier termination of the Consulting Term. Except for the corresponding extension of related payments, the expiration of the Consulting Term shall not in any way alter or affect the other provisions of this Agreement.

(c)     Consulting time per week is to be limited to a maximum of the equivalent of two and one half (2.5) 7.5-hour days per week.

2.       Consulting Fees and Expenses. For all services rendered by the Consultant during the Consulting Term, the Company shall compensate the Consultant as follows:

(a)     In consideration of its consulting services, Company shall pay Consultant an amount equal to $175.00 per hour of service billable in 30 minute increments (the "Consulting Fee") within thirty (30) days upon submission of a written invoice to Company by Consultant. For clarity, the Consultant will be responsible to all applicable taxes with wages as a 1099 reporting event.

(b)     Whether or not any Services are performed, the Consultant will continue to be reimbursed for the expenses of his current Medicare and supplemental insurance coverages at the rate of $1,305.00 per month until the end of the Consulting Term as and if extended ("Medical Coverage Reimbursements"). For clarity, this benefit is payable at least through December 31, 2020.

(c)     The Company shall reimburse the Consultant for (or, at the Company's option, directly pay) all business travel and other out-of-pocket expenses reasonably incurred by the Consultant in the performance of the Services hereunder during the Consulting Term in accordance with the policies of the Company (the "Consulting Expenses"), provided, however, that all such expenses are authorized or approved in advance by the Company in writing. All reimbursable expenses shall be appropriately documented in reasonable detail by the Consultant upon submission of any request for reimbursement, and in a format and manner consistent with the SPAR Group's expense reporting policy, as well as applicable federal and state Tax record keeping requirements.

(d)     The Consultant shall be entitled, as if he were an officer of the Corporation, to: (i) any advancement, defense, indemnification, reimbursement or similar provision or coverage under the Corporation's By-Laws or applicable law as in effect on July 15, 2020; and (ii) coverages under the Corporation's current D&O and similar insurance policies as renewed as of July 1, 2020.

3.       Continuing Payments and Other Excluded Claims.

(a)     The Employee shall be entitled to receive payment of each of the following from the Corporation (each of which is an "Employment Payment", "Continuing Payment" and one of the Excluded Claims, as hereinafter defined), irrespective of whether or not any Services are ever performed and whether or not the Consulting term is then continuing:

(i)

Payment by the Corporation of the Employee's regular compensation through August 7, 2020, at the Employee's existing salary rate and paid by the Corporation in accordance with the Corporation's payroll schedule as if he was still employed by the Corporation;

(ii)

Payment by the Corporation of the Employee's accrued six weeks of vacation pay from August 7, 2020, through September 18, 2020, at the Employee's existing salary rate, paid by the Corporation in accordance with the Corporation's payroll schedule as if he was still employed by the Corporation;

(iii)

Reimbursement by the Corporation of the Employee's unpaid business expenses incurred as an employee through August 7, 2020, in accordance with the Corporation's expense polices, documented through the Corporations expense tools, and paid by the Corporation in accordance with the Corporation's payroll schedule as if he was still employed by the Corporation; and

(iv)

Payment by the Corporation of the remaining unpaid Employee's 2019 Deferred Bonus in accordance with his Delayed Payment Agreement with the Corporation effective as of March 27, 2020, as amended by his Amendment to the Delayed Payment Agreement with the Corporation dated and effective as of March 27, 2020 (as so amended, the "Deferred Bonus Agreement"), when and as required by such agreement.

(b)     The Employee shall be entitled to receive payment of each of the following from the Corporation (each of which is a "Consulting Payment" and also is a "Continuing Payment" and one of the Excluded Claims) in accordance with this Agreement: (i) the Consulting Fees; (ii) the Consulting Expenses; and (iii) the Medical Coverage Reimbursements.

(c)     "Continuing Payment" shall mean any Employment Payment or Consulting Payment.

(d)     Notwithstanding anything to the contrary, the Employee has not waived or released any Excluded Claim, and the Employee has expressly retained each and every Excluded Claim. "Excluded Claim" shall mean any of the following (in whole or in part), or any right, entitlement, power, privilege, remedy, interest or Claim with respect thereto, whether now or hereafter existing:

(i)	this Agreement;

(ii)	any Consulting Payment;

(iii)	any Employment Payment;

(iv)	the Deferred Bonus Agreement;

(v)

any outstanding Award (whether option, restricted stock or otherwise), which shall continue in accordance with their respective terms, except that each shall fully vest effective as of August 7, 2020 (an "Award" is defined in the applicable Stock Compensation Plan of the Corporation) or any related agreement (each an "Award Agreement");

(vi)	the Employee's existing investments in and internet access to the Corporation's 401(k) Plan;

(vii)	any advancement, defense, indemnification, reimbursement or similar provision or coverage under the Corporation's By-Laws or applicable law as in effect on July 15, 2020;

(viii)	Continuing coverages under the Corporation's current D&O and similar insurance policies as renewed as of July 1, 2020;

(ix)	any Employee Claim to the extent caused by the willful misconduct or fraud by the Company or any of its Representatives (other than the Employee) as finally determined pursuant to applicable law; or

(x)

Any (A) unemployment and/or any state disability insurance benefits pursuant to the terms of applicable state law; (B) workers' compensation claims; (C) continued participation in certain SPAR Group benefit plans pursuant to the terms and conditions of the federal law known as COBRA and/or similar state or local law to the extent that any such laws would otherwise apply; (D) claim under any insurance policy; (E) benefit entitlements that were vested as of the date of the Employee's termination pursuant to the written terms of any company employee benefit plan or policy; (F) rights or claims that may arise after the Employee signs this Agreement; (G) rights that are not subject to waiver or are not subject to an unsupervised waiver as a matter of applicable law; and (H) this Agreement or respecting its enforcement.

(e)     "Continuing Agreement" Shall mean the Deferred Bonus Agreement, any Award Agreement, or the Confidentiality Agreement (as defined below)

(f)      For clarity, the Employee's Change in Control Severance Agreement, as amended (the "CICSA"), is NOT an Excluded Claim or a Continuing Agreement.

4.       Certain Defined Terms: For the purposes of this Agreement:

(a)     "Claim" shall mean any claim, demand, or Proceeding of any kind, nature or description (whether administrative, judicial or otherwise).

(b)     "Losses" shall mean any and all losses, liabilities, damages, judgments, settlements, penalties, fines, costs and expenses of every kind, nature or description, including (without limitation) court costs and the fees, expenses and disbursements of attorneys, paralegals and other professionals.

(c)     "Proceeding" shall mean any action, arbitration, case, complaint, hearing, investigation, mediation, suit or other proceeding, whether civil, criminal, administrative or investigative, whether pending, threatened or otherwise.

(d)   "Related Party" shall mean each of the following: SPAR Administrative Services, Inc. (formerly known as SMSI and SPAR Management Services, Inc.), SPAR Business Services, Inc. (formerly known as SMS and SPAR Marketing Services, Inc.), SPAR Infotech, Inc., SR Services, Inc., their respective Representatives, and of their respective affiliates (other than the Company). For clarity SPAR Group, the Company and the Corporation Releasees do not include any Related Party.

(e)     "Release Date" shall mean the later of August 7, 2020 (the Effective Date of this Agreement), or the end of the Consulting Term as and if extended.

(f)    "Representative" of a referenced person shall mean any if its direct and indirect owners, parents, shareholders, partners, members, trustees, joint venturers, directors, executives, managers, officers, employees, contractors, insurers, agents or other representatives. For clarity, Representatives of SPAR Group and the Corporation Releasees do not include any Representative of any Related Party acting in such capacity or acting for or on behalf of any Related Party.

(g)     "Statutory Rights" shall mean any federal, state, local or other statute, rule, regulation or executive or other order listed in Exhibit A hereto.

5.      Employee's Waiver and Release of Claims. Except for (and in each case expressly excluding) each and every Excluded Claim: the Employee hereby and forever releases each and every company in the SPAR Group, as defined in this Agreement, and any and all of each of their past, present, and future assigns, successors, subsidiaries, divisions, and corporations, and any and all of each of their respective Representatives, as well as their heirs, executors, administrators, successors, assigns, and other personal or legal representatives, individually and in their respective corporate and personal capacities (together with each SPAR Group company, all hereinafter referred to in this paragraph and this Agreement collectively as "Corporation Releasees") from any and all legally waivable Claims, Losses (including the fees, expenses and disbursements of attorneys, paralegals and other professionals), duties, obligations or causes of action relating to any matters of any kind or nature, whether presently known or unknown, suspected or unsuspected, arising from any and all omissions, acts, facts, causes of action, Claims, liabilities, demands, debts, assessments, liens, suits, proceedings, judgments, or damages, known or unknown, liquidated or unliquidated, contingent or non-contingent, arising from or pertaining in any way to all events, facts or occurrences from the beginning of time through the Release Date (hereinafter each referred to an "Employee Claim"), arising under federal, state, or local law by Constitution, statute, local charter or ordinance, regulation, common law, public policy, contract (express and implied), or equity, that might have otherwise been asserted through the Effective Date of this Agreement, in each case to the fullest extent permitted by applicable law. This release of Employee Claims includes, but is not limited to, a release of any and all Claims and related Losses under any Statutory Rights other than any Excluded Claim.

6.       Corporation's Waiver and Release of Claims. The Corporation, for itself and each of the other members of the SPAR Group, hereby and forever releases the Employee, and any and all of each of his past, present, and future heirs, executors, administrators, and other personal or legal representatives, individually and in their respective representative and personal capacities (together with the Employee, all hereinafter referred to in this paragraph and this Agreement collectively as "Employee Releasees"), from any and all legally waivable Claims, Losses (including the fees, expenses and disbursements of attorneys, paralegals and other professionals), complaints, duties, obligations or causes of action relating to any matters of any kind or nature, including (but not limited to) any right to recover attorney's fees or costs, whether presently known or unknown, suspected or unsuspected, arising from any and all omissions, acts, facts, causes of action, claims, liabilities, demands, debts, assessments, liens, suits, proceedings, judgments, or damages, known or unknown, liquidated or unliquidated, contingent or non-contingent, arising from or pertaining in any way to all events, facts or occurrences from the beginning of the world through the Release Date (hereinafter each referred to as a "Corporation Claim"), arising under federal, state, or local law by Constitution, statute, local charter or ordinance, or regulatory rule or regulation, common law, public policy, contract (express and implied), or equity, that might have otherwise been asserted through the Release Date, in each case to the fullest extent permitted by applicable law, and in each case excluding any Corporation Claim to the extent caused by the willful misconduct or fraud by the Employee as finally determined pursuant to applicable law. For clarity, disagreements over accruals, financial statements, accounting standards, disclosures or the like do not constitute misconduct or fraud. Each Party represents and warrants to the other that it does not currently know of any Corporation Claim involving any willful misconduct and knowing or fraud by the Employee.

7.       Release of Unknown Claims. Except as specifically excepted in Section 3, 4, 5,or 6, above, this Agreement covers and includes all claims (including all Employee Claims but excluding all Excluded Claims) that the Employee may have against any and all of the Corporation Releasees, including SGRP, or that the Corporation may have against the Employee Releasees, to the fullest, in each case extent allowed by law, whether actually known or not known, and the Employee and the Corporation hereby waive any rights against the other Party they may have relating to any unknown injuries, claims, or potential claims, regardless of the fact that they are unknown to them.

8.       Bar to Claims and Waiver of Any Right to Damages for Claims Brought by the Employee or Others on the Employee's Behalf.

(a)     The Employee and the Corporation acknowledge and agree that this Agreement may be pled as a complete bar to any action, suit, or other proceeding by the Corporation or the Employee before any court, or adjudicative or administrative body or tribunal with respect to any of the released Employee Claims or Corporation Claims, respectively.

(b)     However, nothing in this Agreement is intended to limit or impair in any way the Employee's right to file a charge with the U.S. Equal Employment Opportunity Commission ("EEOC") or comparable federal, state and local agencies, or to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. With respect to any charges or complaints that have been filed or may be filed concerning events or actions relating to the Employee's employment or the termination of that employment with SGRP (or any other SPAR Group entity by which the Employee was employed) and which occurred prior to the Effective Date of this Agreement, however, to the maximum extent permitted by applicable law, the Employee waives and releases any right (except for any Excluded Claim or related Losses) he may have to recover damages or monetary compensation, however characterized, in any lawsuit or proceeding brought by him, any administrative agency, or any other person on the Employee's behalf or that includes the Employee in any class or other representative or collective action, suit or other Proceeding. To the extent that the Employee is identified as a putative or actual member of a class or other representative or collective action (or other proceeding) seeking recovery based on one or more released Employee Claims, he must opt-out of such action, suit or other proceeding when first given an opportunity to do so and/or must otherwise decline to participate in any such action, suit or other proceeding. However, this Section is not intended to limit and does not limit the Employee from instituting or pursuing legal action for the purpose of enforcing this Agreement or any Excluded Claim or participating in any collective Proceeding the purpose of enforcing any Excluded Claim or related Losses (subject to the terms of this Agreement and the Deferred Bonus Agreement), nor does this Agreement affect his right to enforce any rights or Claims he may have in the future based on events occurring after the effective date of this Agreement.

9.       Acknowledgment of Existing Officer Confidentiality, Non-Solicitation and Arbitration Agreement.

(a)    The Employee acknowledges and agrees that he has executed, or will execute and deliver in connection herewith, the Corporation's current form (as revised 9-30-2019) of Officer Confidentiality, Non-Solicitation and Arbitration Agreement (the "Confidentiality Agreement"). The Employee executed the Confidentiality Agreement as of September 30, 2020. The Confidentiality Agreement amends, restates and completely replaces each prior Officer Confidentiality, Non-Solicitation and Arbitration Agreement, Confidentiality, Non-Solicitation and Non-Competition Agreement or similar agreement to which the Employee and the Corporation (or Company) may have been parties. The Employee acknowledges and agrees that: (i) the Confidentiality Agreement will continue in full force and effect according to its terms and it shall survive the termination of his employment with the Corporation, and (ii) he will honor and abide by the terms of the Confidentiality Agreement.

(b)     Notwithstanding any other provision of this Agreement or the Confidentiality Agreement prohibiting the disclosure of trade secrets or confidential information, pursuant to the Defend Trade Secrets Act of 2016 ("DTSA"), the Employee understands and acknowledges that: (a) he will not be held criminally or civilly liable under the Confidentiality Agreement or any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Employee files a lawsuit or other court proceeding for alleged retaliation by the Corporation for reporting a suspected violation of law, the Employee may disclose the Corporation's trade secrets to his attorney and use the trade secret information in the court proceeding if he: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, the Employee acknowledges and agrees that nothing in this Agreement shall limit, curtail or diminish the Corporation's statutory rights under the DTSA, any applicable state law regarding trade secrets, or common law.

10.     Return of Confidential Information and other Property. The Employee acknowledges and agrees that all property pertaining to his employment, including but not limited to, all business, financial or other reports, books, documents, records and other information and property, shall be and remain the property of SPAR Group and will not be taken, used or appropriated by the Employee for any purpose; provided, however, that the Employee will retain his computer, hard drives, printer, cell phone and related equipment and paper and other supplies, which retained items are hereby assigned and transferred to the Employee by the Company. The Employee also may retain copies of all of his email (whether as sender or otherwise) and all documents that he received, reviewed or prepared or helped to prepare, which nevertheless may constitute Confidential Information under (and as defined in) the Confidentiality Agreement and accordingly may be subject to it. Except as otherwise provided herein, the Employee agrees to return to SPAR Group or destroy, within 10 days of the Release Date, all written, printed and electronic materials and documents constituting Confidential Information, or any other physical or personal property not transferred as provided above, which he received or prepared or helped to prepare or purchased (for whole or partial reimbursement) in connection with his employment or engagement in any capacity by SPAR Group. Such materials shall be returned by Federal Express or (as appropriate) U.P.S. to SPAR Group, Inc., 1910 Opdyke Court, Auburn Hills, MI 48326, ATTN: Kori Belzer, COO. The Employee represents that, except as may be expressly permitted by law or by express written permission from the Chairman of the Governance Committee or Chief Financial Officer of SGRP, he will not retain any copies, duplicates, reproductions, or excerpts of these materials or documents and will delete or destroy any electronically stored copies he may have. SGRP will provide a federal express number and/or a U.P.S. number which the Employee can use to return any materials or property.

11.    Non-Admission. The Parties acknowledge and agree that the provisions of this Agreement: (a) do not constitute an admission of any liability, wrongdoing or obligation by any Party; (b)may not be used as evidence in any Proceeding, except an action to enforce this Agreement; and (c) do not amend or limit any existing Excluded Claim.

12.     Mutual Non-Disparagement and Cooperation.

(a)     The Employee shall not, directly or indirectly, publish or communicate defamatory and/or disparaging remarks about, or in any way damage or impair the reputation, business practices, or goodwill of SPAR Group or any of its Representatives acting in such capacity or the products and services of SPAR Group.

(b)     The Corporation shall not, and no current Representative of the Corporation shall, directly or indirectly, publish or communicate defamatory and/or disparaging remarks about, or in any way damage or impair the reputation, business practices, or goodwill of the Employee or any of his Representatives.

(c)     The term "disparaging" means a public communication of a lack of integrity, the commission of unlawful acts, or any other statement or writing which would tend to discredit the person about whom the communication is made. A public communication is one made to any individual or entity other than a tax, financial or legal advisor, or an family member.

(d)     The Corporation agrees to provide a neutral reference regarding Employee in response to any employment inquiry concerning Employee. The reference will include only his name, start date, end date and last position held.

(e)     This Section does not, in any way, restrict or impede the Employee or the Corporation or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order, or from making disclosures which are otherwise expressly permitted by this Agreement or the Confidentiality Agreement. To the extent that any person is compelled by subpoena, judicial order or other legal process to provide testimony to any litigant or governmental, administrative, regulatory, or judicial authority in a Proceeding, nothing in this Section or any other provision of this Agreement or the Confidentiality Agreement shall prohibit such person from providing truthful testimony in response to such subpoena, judicial order or other legal process. In addition, the recitation or use of any document or other evidence or fact in any inquiry or proceeding respecting any enforcement of this Agreement by a Party or inquiry by the Internal Revenue Service, Securities and Exchange Commission, Nasdaq and/or any federal, state or local agency, or regulatory body shall not violate this Section or any other provision of this Agreement or the Confidentiality Agreement.

13.     Mutual Cooperation.

(a)     The Parties agree to cooperate with each other in formally removing the Employee as an officer, director or other Representative of the members of the SPAR Group, including prompt preparation (at the Company's expense) and execution of all related documents.

(b)     As part of the Services and subject to payment of the applicable Consulting Fees and reimbursement of the Consulting Expenses: the Employee also agrees to reasonably fully cooperate in good faith with the Company concerning any past, present, or future legal matter as to which he has, or could reasonably be expected to have, knowledge through his former positions with SPAR Group including, without limitation, being available, upon reasonable notice, to meet with the Corporation regarding matters in which he has been involved and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal Proceeding affecting the Corporation. In addition to his Consulting Fees, the Employee shall be entitled to reimbursement of reasonable travel expenses and other costs incurred in association with his obligations under this Section 10(d). To the extent that (i) the Corporation or its attorneys request in writing that Employee provide cooperation pursuant to this Section 10(d), and (ii) the written request for cooperation relates to matters that are not otherwise subject to indemnification pursuant to Section 30 below, then the Corporation will reimburse Employee for his reasonable attorneys' fees to the extent it is reasonably necessary for Employee to retain independent counsel in order to reasonably comply with his cooperation obligations hereunder.

14.     Filing and Disclosure of Agreement and/or Agreement-Related Information by SGRP. The Employee understands and expressly agrees that SGRP will have to file the description (substantially in the form previously filed) of the Employee's departure from the SPAR Group and this Agreement with the Securities and Exchange Commission and that doing so is not a violation of this Agreement. In addition, the recitation or use of any document or other evidence or fact in any inquiry or proceeding respecting any enforcement of this Agreement by a Party or inquiry by the Internal Revenue Service, the Securities and Exchange Commission, and/or Nasdaq shall not violate this Agreement.

15.     Severability. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to applicable law by a court or other governmental authority, the Parties agree that: (a) any such authority shall have the power, and is hereby requested by the Parties, to reduce or limit the scope or duration of such provision to the maximum permissible under applicable law or to delete such provision or portions thereof to the extent it deems necessary to render the balance of such Agreement enforceable; (b) such reduction, limitation or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision or portion thereof were so reduced, limited or deleted, in each case unless such reduction, limitation or deletion of the unenforceable provision or portion thereof would impair the practical realization of the principal rights and benefits of either Party hereunder; provided that if any provision of the release of claims in Section 2(a) herein is held to be invalid and the Employee proceeds with any claim within the scope of Section 2(a) against any of the Corporation Releasees, then the Employee agrees to return all consideration paid to him under Section 1 hereof, and the Corporation will be relieved from any further obligation to provide the Employee with any further compensation, benefit, or consideration described in this Agreement; (c) such determination and such reduction, limitation and/or deletion shall not be binding on or applied by any court or other governmental authority not otherwise bound to follow such conclusions pursuant to applicable law; and (d) upon the written request of SGRP, the Employee agrees to promptly execute a substantially similar release, waiver or covenant that counsel to SGRP advises should be legal and enforceable before the same tribunal.

16.     Non-Waiver. Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required Parties (which in the case of SGRP shall require the signature of one of its authorized Executives) and then only in the specific instance and for the specific purpose for which given. No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent. No voluntary notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand. Except as expressly provided otherwise in this Agreement, (a) no failure or delay by any Party in exercising any right, power, privilege, remedy, interest or entitlement hereunder shall deemed or construed to be a waiver thereof, (b) no single or partial exercise thereof shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, power, privilege, interest or entitlement, and (c) the rights, powers, privileges, remedies, interests and entitlements under this Agreement shall be cumulative, are not alternatives, and are not exclusive of any other right, power, privilege, remedy, interest or entitlement provided by this Agreement or applicable law.

17.     Integration and Complete Agreement. (a) Each Party acknowledges and agrees that, in entering into this Agreement, it or he has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, any other Party's subsidiaries or other Affiliated Entities, or any other Party's respective representatives, respecting any of the matters contained in this Agreement except for those expressly set forth in this Agreement. This Agreement, along with the Continuing Agreements (which, except as amended by this Agreement, remains in full force and effect according to its terms), contains the entire agreement and understanding of the Parties and supersedes and completely replaces all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all existing agreements, offers and proposals), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement or any Continuing Agreement; provided, however, that except to the extent any express provision of this Agreement is inconsistent or conflicts with any provision of any of the following (in which case the applicable provision of this Agreement shall control, govern and be given effect), this Agreement does not, is not intended, and shall not be deemed or construed to void, modify, supersede or preclude application to the Employee of the SGRP Policies (including the Corporation's Employee Policy Manual and the SGRP Ethics Code) or any applicable SGRP Employee Benefit, which may be modified, supplemented, rescinded, or revised from time to time as the Corporation deems necessary or appropriate in its sole discretion.

18.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, successors and assigns, and shall be binding upon and inure to the benefit of each of the SPAR Group companies and each of their subsidiaries and Affiliated Entities and each of their successors and assigns. Each Employee Releasee, and each SPAR Group company, and each of their subsidiaries and Affiliated Entities, and any other Corporation Releasee, is an express third party beneficiary of this Agreement.

19.     Amendment. This Agreement may not be altered or modified except in writing signed by both the Employee and the Chief Executive Officer or Chief Financial Officer of SGRP as authorized by SGRP's Governance Committee.

20.     No Other Consideration. No other consideration has been or will be furnished or paid to the Employee or to his attorneys, other than as set forth in this Agreement.

21.     The Employee Has Read and Had an Opportunity to Consult Counsel Regarding the Agreement. The Employee acknowledges and agrees that he has read this Agreement and has had an opportunity to ask questions and consult with an attorney of his choice regarding the contents and significance of this Agreement before signing this Agreement. The Employee understands the contents and significance of this Agreement and he enters into this Agreement voluntarily and of his own free will.

22.     No Complaints, Charges, Grievances, or Actions. The Employee represents that he has not filed any charges, grievances, complaints, lawsuits or other claims against any of the Corporation Releasees, including SGRP.

23.     No Reliance on Representations. The Employee affirms that in making this Agreement he is not relying on, and has not relied on, any representation or statements made by SGRP or its attorneys with respect to the facts involved in the dispute underlying this Agreement or with regard to his rights or asserted rights. The Employee fully understands and warrants that if any fact on which he relied in executing this Agreement is found hereafter to be other than or different from the facts now believed by him to be true, the Employee expressly accepts and assumes the risk of such possible difference in fact and acknowledges that this Agreement shall be and remain effective notwithstanding any such difference in fact.

24.     Terms of Agreement Not Construed Against Drafting Party and Related Provisions. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties. The Parties hereto agree that the rule of construction to the effect that any ambiguities are to be construed against the drafting Party shall not be employed in any interpretation of this Agreement. Each provision of this Agreement shall be interpreted so as to render it effective and valid. Similarly, captions to the various paragraphs of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

25.    Counterparts, Multiple Originals, and Related Provisions. The Parties agree that this Agreement may be executed in duplicate and/or in separate counterparts of the entire Agreement or of signature pages to the Agreement, each of which may have been executed by one or more of the Parties hereto and delivered by mail, courier, telecopy or other electronic or physical means, with these duplicate agreements or separate executed counterparts, taken together, forming a single binding agreement on all Parties. The Parties also agree that, so long as each of the Parties executes this Agreement, copies of this Agreement, including photocopies, scanned PDF copies, and facsimile copies, including signed duplicates and/or counterparts, shall be deemed to constitute an original and may be used in lieu of an original for any purpose, and shall be fully enforceable against a signing Party.

26.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, SGRP makes no representation or warranty that any of the payments and or benefits provided under this Agreement comply with Section 409A, and in no event shall SGRP be liable for all or any portion of any taxes, penalties, interest or other expenses ("409A Liability") that may be incurred by the Employee on account of any non-compliance with Section 409A except to the extent (and in the proportion) such 409A Liability is incurred by the Employee due to SGRP's willful or grossly negligent breach of this Agreement.

27.     Applicable Law. To the greatest extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable law of the State of Delaware in the case of Section 30 (Indemnification), or by the applicable law of the State of New York in the case of any other provisions of this Agreement, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. Without affecting the right of any other Corporation Releasees to seek enforcement of this Agreement, the Parties each hereby consent and agree that any state or federal court sitting in Westchester County, New York, shall have exclusive personal jurisdiction and proper venue with respect to any unresolved dispute or controversy between the Parties arising out of or in connection with the Employee's employment by SGRP or any of its subsidiaries; provided, however, that the foregoing shall not deprive any Party of the right to appeal the decision of any such court to a proper appellate court located elsewhere; and further provided that any dispute, claim or controversy arising out of or related to this Agreement (other than the Corporation bringing an action for injunctive relief in which the Corporation alleges that the Employee breached the [2016 Agreement--to be fixed] and/or any of the covenants set forth in Sections 6, 7, or 10 hereof) or any breach of this Agreement, shall be submitted to and decided by binding arbitration in Westchester County, New York. Arbitration shall be administered under the rules of the American Arbitration Association ("AAA") in accordance with the American Arbitration Association's Employment Arbitration Rules in effect at such time and any requirements imposed by New York law. Any arbitral award determination shall be final and binding upon the Parties and may be entered as a judgment in a court of competent jurisdiction.

28.     Waiver of Jury Trial. The Parties further agree that, to the greatest permitted by applicable law, any action, suit or proceeding relating to or otherwise arising out of or in connection with the Employee's employment by SGRP or any of its subsidiaries shall be resolved by a bench trial and not a jury trial, and each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury. This waiver of jury trial and each other express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

29.     Attorney Fees for Enforcement. Except for any legal action to determine the validity of the Age Discrimination in Employment Act of 1967 release provisions of this Agreement, for which no attorney fees will be awarded, and except for any legal action arising out of the tax consequences of the Relocation Reimbursement Payment (as provided in Section 1) if any Party to this Agreement or any of the Corporation Releasees or Employee Releasees brings any claim, action, or suit or initiates any arbitration relating to or arising out of this Agreement or any alleged breach of this Agreement (including one seeking to recover based on any released Employee Claim) or otherwise arising out of or in connection with the Employee's employment by SGRP or any of its subsidiaries, the substantially prevailing Party shall be entitled to reimbursement from the non-prevailing Party for his, her, or its costs, expenses, and reasonable attorneys' fees incurred in such claim, suit, action, or arbitration, as well as all other remedies.

30.     Indemnification. (a) To the maximum extent permitted by Delaware law and the By-Laws of the Corporation as in effect on the Effective Date (the "By-Laws"), but excluding any dispute arising out of this Agreement or its enforcement or any dispute between Employee and SPAR Group, the Corporation at its own expense shall, upon written demand from the Employee, indemnify, reimburse, hold harmless and defend the Employee, with counsel selected by the Corporation (and reasonably acceptable to the Employee) and otherwise in accordance with the procedures established in the By-Laws, from and against any and all claims, losses and expenses (as more fully provided in the By-Laws, including reasonable attorneys' fees and the advancement of reasonable attorneys' fees and expenses) arising out of or incurred or sustained in connection with any action, suit, proceeding or investigation to which the Employee or his legal representatives may be made a party by reason of him having been a director, executive, officer, employee or agent of the Corporation, any subsidiary, or any of their respective affiliates or employee benefit plans; in each case excluding any and all claims, losses and expenses to the extent (and in the proportion) attributable to any act or omission of the Employee not involving Proper Conduct. "Proper Conduct" shall mean any action or conduct of the Employee if all of the following are true with respect thereto: (i) the Employee acted in good faith, (ii) the Employee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and its subsidiaries, (iii) with respect to any criminal proceeding, the Employee had no reasonable cause to believe such action or conduct was unlawful, and (iv) such action or conduct would not have otherwise disqualified the Employee from receiving indemnification from the Corporation under Delaware law. Employee shall be entitled to coverage under all director, executive and officer liability insurance policies maintained from time to time by the Corporation or any subsidiary in accordance with their respective terms respecting his former employment and positions with them. The provisions of this Section are in addition to, and shall not be deemed exclusive of, any other rights to which the Employee seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise.

31.    Survival. The provisions of this Agreement shall survive the execution and delivery hereof, the making of the Continuing Payments, the expiration of the of Consulting Term and the expiration of the restrictive periods in the Confidentiality Agreement and shall continue in full force and effect thereafter in accordance with such provisions for the duration the applicable statutes of limitation.

32.     Notice. Notices provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered and/or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice), and shall be effective upon receipt or refusal of receipt:

If to the Employee, to:

James R. Segreto

126 Middleton Place

Bronxville, NY 10708

Telephone: 914 572 7207

Jsegreto817@gmail.com

If to the Corporation, to:

SPAR Group, Inc.

1910 Opdyke Court

Auburn Hills, MI 48326

ATTN: Kori Belzer, COO

Telephone: 248.364.8498

Email: kbelzer@sparinc.com

IN WITNESS WHEREOF, and in consideration of the mutual covenants and agreement herein contained and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the Parties), the Parties hereto, intending to be legally bound, have executed this Consulting Agreement and Mutual Release, and Waiver of All Claims as of the Execution Date and intend it to be effective as of the Effective Date and Release Date.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING Consulting Agreement and Mutual Release and Waiver of All Claims, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEIR ASSENT TO, AND WILLINGNESS TO BE BOUND BY ITS TERMS.

EMPLOYER:	EMPLOYEE:

SPAR Group, Inc., and SPAR Marketing Force, Inc.	James R Segreto

By:
[ ▲ Officer's Signature ▲]	[ ▲ Employee's Signature ▲]

Employer's Current Address:	Employee's Current Address:
1910 Opdyke Court, Auburn Hills, MI 48326	126 Middleton Place
ATTN: Human Resources Department	Bronxville, NY 10708

EXHIBIT A

Statutory Rights

Any Claims or rights (other than any Excluded Claim) arising under:

(a)

any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the New York State Human Rights Law, the New York City Human Rights Law, the New York State Civil Rights Law, the New York State Corrections Law, the Elliott-Larsen Civil Rights Act (Mich. Comp. Laws §§ 37.2101-37.2804), the Persons with Disabilities Civil Rights Act (Mich. Comp. Laws §§ 37.1101-37.1607), the Michigan Occupational Safety and Health Act (Mich. Comp. Laws §§ 408.1001-408.1094), the Internet Privacy Protection Act (Mich. Comp. Laws §§ 37.271-37.278), the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), and any similar New York, Michigan, Florida or other state or federal statute;

(b)

any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the Fair Credit Reporting Act (15 U.S.C § 1681 et seq.), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the New York State Labor Law, the New York City Earned Sick Time Act, the Michigan Payment of Wages and Fringe Benefits Act (Mich. Comp. Laws §§ 408.471-408.490), the Bullard-Plawecki Employee Right to Know Act (Mich. Comp. Laws §§ 423.501-423.512), the Social Security Number Privacy Act (Mich. Comp. Laws §§ 445.81-445.87), the Sales Representatives Commission Act (Mich. Comp. Laws § 600.2961), the Florida Minimum Wage Act (Fla Stat. § 448.110), Article X, Section 24 of the Florida Constitution, the Florida Workers' Compensation Retaliation provision (Fla Stat. § 440.205), and any similar New York, Michigan, Florida or other state or federal statute;

(c)

any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys' fees under any applicable statute or common law theory of recovery;

(d)

any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002, NY Lab. Law §§ 740-741, the Whistleblowers' Protection Act (Mich. Comp. Laws §§15.361-15.369), the Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101-448.105), and any similar New York, Michigan, Florida or other state or federal statute; or

(e)	any other local, state and/or federal law.